CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 2, 2015, relating to the financial statements and financial highlights of HCIM Trust comprising Hatteras Disciplined Opportunity Fund for the year ended December 31, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 29, 2015